Securian Financial Group, Inc.
400 Robert Street North St. Paul, MN 55101-2098 651-665-3500

securian.com

Securian Financial Group, Inc.

400 Robert Street North

St. Paul, MN 55101-2908

October 11, 2024

Minnesota Life Insurance Company

400 Robert Street North

St. Paul, Minnesota 55101-2908

Re: Minnesota Life Insurance Company

CIK 0002032538

Initial Registration Statement on Form N-4

Minnesota Life Insurance Company AccumuLinkTM Advance Annuity

Gentlepersons:

In my capacity as counsel for Minnesota Life Insurance Company (the “Company”), I have reviewed certain legal matters relating to the Company’s proposed issuance of a Registered Index-Linked Annuity product entitled “AccumuLinkTM Advance” and the filing of a Registration Statement on Form N-4 (“Registration Statement”) with the Securities and Exchange Commission for the AccumuLinkTM Advance Registered Index-Linked Annuity product. This Registration Statement is to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended

Based upon that review, I am of the following opinion:

1.

The Company is duly organized and existing under the laws of the State of Minnesota and is duly licensed or qualified to do business and to issue annuity contracts in each jurisdiction where it transacts business.

2.

The issuance and sale of the AccumuLink AdvanceTM Registered Index-Linked Annuity contracts have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Caleb B. Nicholson

Caleb B. Nicholson

Counsel